Exhibit 10.7

SECOND AMENDMENT TO MASTER REPURCHASE AND SECURITIES CONTRACT
AGREEMENT
This SECOND AMENDMENT TO MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT, dated as of March 21, 2022 (this “Amendment”), is made by and between ACRC LENDER MS LLC, a Delaware limited liability company (“Seller”), and MORGAN STANLEY BANK, N.A., a national banking association (together with its successors and assigns, “Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as defined below).
RECITALS
WHEREAS, Seller and Buyer are parties to that certain Master Repurchase and Securities Contract Agreement, dated as of January 16, 2020, as amended by that certain First Amendment to Master Repurchase and Securities Contract Agreement, dated as of June 23, 2021 (as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”); and
WHEREAS, Seller and Buyer desire to modify certain terms and provisions of the Repurchase Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
SECTION 1.    The definitions of “Applicable Index,” “Conforming Changes,” “Determination Date,” “Index Transition,” “Index Transition Date,” “Index Transition Event,” “Index Transition Notice,” “Interest Determination,” “ISDA,” “ISDA Definitions,” “ISDA Fallback Adjustment,” “ISDA Fallback Rate,” “Market Practice,” “Rate Adjustment,” and “Replacement Index,” are hereby deleted in their entirety.
SECTION 2.    Definitions. Section 2 of the Repurchase Agreement is hereby amended by adding the following definitions in correct alphabetical order:
(a)    “LIBOR Purchased Asset” shall have the meaning set forth in the definition of “Benchmark”.
(b)     “Reference Time” shall mean with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the date that is two London banking days preceding the date of such setting, (2) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (3) if such Benchmark is not Term SOFR, then the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.
SECTION 3.    Definitions. Section 3 of the Repurchase Agreement is hereby amended by replacing the following definitions in their entirety with the below:
(a)    “Benchmark” means, initially (x) LIBOR (provided, that LIBOR shall only be permitted as a Benchmark for Purchased Assets with Purchase Dates on or prior to December 31, 2021 (any such asset a “LIBOR Purchased Asset”), after which the Benchmark shall be Term SOFR) or (y) Term SOFR, as set forth in the applicable Confirmation for the subject Purchased Asset; provided, that, if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark (other than for LIBOR Purchased Assets), then “Benchmark” means the applicable Benchmark Replacement to the extent such Benchmark Replacement has replaced such Benchmark pursuant to Article 3(l).
(b)    “Benchmark Replacement” means, with respect to any Benchmark Transition Event for any Available Tenor, the first alternative set forth in the order below that can be determined by Buyer, as a replacement of the applicable then-current Benchmark on the applicable Benchmark Replacement Date:

(1)    the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by Buyer, to be the then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for the applicable loan market and (b) the applicable Benchmark Replacement Adjustment;
(2)     the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or
(3)     the sum of: (a) the alternate rate of interest that has been selected by Buyer, as the replacement for the then-current Benchmark for the applicable Corresponding Tenor in accordance with any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment.
If at any time the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
(c)    “Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark for any Transaction, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement for U.S. dollar-denominated commercial mortgage loan repurchase facilities at such time.
(d)    “Benchmark Replacement Conforming Changes” means, with respect to the use or administration of LIBOR, Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Pricing Period,” timing and frequency of determining rates and making payments of price differential, timing of Transaction requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Buyer determines is reasonably necessary in connection with the administration of this Agreement.
(e)    “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark or if the then current Benchmark is Term SOFR, with respect to the Term SOFR Reference Rate:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement

Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
(f)    “Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark for any Transaction:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks;
(4)    Buyer determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining such Benchmark; or
(5)    Buyer determines in its sole discretion that the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to accrue Price Differential based on such Benchmark.
(g)    “Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or a price differential payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
(h)    “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Buyer in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided that, if the Buyer decides that any such convention is not administratively feasible, then the Buyer may establish another convention in its reasonable discretion.
(i)    “Floor” shall mean zero (0) or such other rate with respect to a Transaction as set forth in the related Confirmation.
(j)    “LIBOR” shall mean, for any Pricing Period with respect to a Purchased Asset, the per annum rate for deposits in U.S. Dollars that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as one-month LIBOR as of 11:00 a.m., London time, on the Pricing Rate Reset Date, but in no event, less than the Floor.
(k)    “Pricing Period” shall mean, with respect to each Purchased Asset (a) in the case of the first (1st) Remittance Date, the period from and including the original Purchase Date for such Purchased Asset to but excluding the next following Remittance Date, and (b) in the case of each subsequent Remittance Date, the one-month period from and including the preceding

Remittance Date to but excluding such Remittance Date; provided, that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.
(l)    “Pricing Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, an annual rate equal to the Benchmark for such Pricing Period, plus the Applicable Spread for the related Purchased Asset (subject to adjustment and/or conversion as provided in Sections 3(l), 3(m), 3(n), 3(o) and 3(p) of this Agreement).
(m)    “Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
(n)    “Term SOFR” means, with respect to any advance of a Purchase Price or Future Advance Purchase for any day, the Term SOFR Reference Rate for a one-month tenor on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Period, as such rate is published by the Term SOFR Administrator for such day at 6:00 a.m. (New York City time); provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall be less than the Floor, then Term SOFR shall be deemed to be the Floor.
(o)    “Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion).
(p)    “Term SOFR Determination Day” shall have the meaning set forth in the definition of Term SOFR in this Agreement.
(q)    “Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
(r)    “U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
SECTION 4.     Section 3(l) of the Repurchase Agreement is hereby deleted in its entirety and replaced with the following:
“(l) (i) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document.
(ii) Notwithstanding the forgoing, in the event that Buyer shall have determined (which determination shall be conclusive and binding upon Seller absent manifest error) that by reason of circumstances affecting the relevant market or otherwise, (i) adequate and reasonable means do not exist for ascertaining the applicable Benchmark, but a Benchmark Transition Event (as provided in the definition of Benchmark Transition Event as set forth herein) has not yet occurred or (ii) the Benchmark does not fairly and accurately reflect the costs to Buyers of effecting or maintaining the Transactions, then Buyer shall give written notice to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to all outstanding Transactions, until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the sum of (i) an alternate benchmark rate that has been selected by Buyer, (ii) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer and (iii) the related Applicable Spread.”
SECTION 5.     Section 3(m) of the Repurchase Agreement is hereby deleted in its entirety and replaced with the following:
“(m) (i) In connection with the implementation and administration of a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document.
(ii) Buyer will promptly notify Seller of (A) any occurrence of (i) a Benchmark Transition Event and (ii) the Benchmark Replacement Date with respect thereto, (B) the implementation of any Benchmark Replacement, and (C) the effectiveness of any Benchmark Replacement Conforming Changes.
Any determination, decision or election that may be made by Buyer pursuant to Section 3(l) or this Section 3(m), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the sole discretion of Buyer and without consent from Seller or any other party to any other Transaction Document.”
SECTION 6.     Exhibit I to the Repurchase Agreement is hereby amended by replacing “LIBOR + [__]%” with “[LIBOR + [__]%]/ [Term SOFR + [__]%]”.
SECTION 7.     Exhibit III-1 to the Repurchase Agreement is hereby amended by replacing “LIBOR” with “Term SOFR” in representation (49).
SECTION 8.     Exhibit III-2 to the Repurchase Agreement is hereby amended by replacing “LIBOR” with “Term SOFR” in representation (41).
SECTION 9.     No Amendments. No amendments have been made to the organizational documents of Seller since January 16, 2020.
SECTION 10.     Conditions Precedent to Amendment. The effectiveness of this Amendment is subject to the following this Amendment being duly executed and delivered by Seller and Buyer.
SECTION 11.     Seller Representations. Seller hereby represents and warrants that:

(a)    no Default, Event of Default or Margin Deficit that is due and unpaid in accordance with Section 4(a) of the Master Repurchase Agreement exists, and no Default, Event of Default or Margin Deficit will occur as a result of the execution, delivery and performance by Seller of this Amendment; and
(b)    all representations and warranties contained in the Master Repurchase Agreement are true, correct, complete and accurate in all respects (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to such date and approved by Buyer).
SECTION 12.     Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Repurchase Agreement.
SECTION 13.     Continuing Effect; Reaffirmation of Guarantee. As amended by this Amendment, all terms, covenants and provisions of the Master Repurchase Agreement are ratified and confirmed and shall remain in full force and effect. In addition, any and all guaranties and indemnities for the benefit of Buyer (including, without limitation, the Guarantee) and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment.

SECTION 14.     Binding Effect; No Partnership; Counterparts. The provisions of the Master Repurchase Agreement, as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto. For the purpose of facilitating the execution of this Amendment as herein provided, this Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart signature page to this Amendment in Portable Document Format (PDF) shall be effective as delivery of a manually executed original counterpart thereof.
SECTION 15. Further Agreements. Seller agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Buyer and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.
SECTION 16.     Costs and Expenses. Seller shall pay Buyer’s actual out of pocket costs and expenses incurred in connection with the preparation, negotiation, execution and consummation of this Amendment in accordance with the Master Repurchase Agreement.
SECTION 17.     Governing Law; Consent to Jurisdiction; Waiver of Jury Trail. The parties agree that Article 18 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trail; Etc.) is hereby incorporated herein by reference, mutatis mutandis.
SECTION 18.     Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.
SECTION 19. References to Transaction Documents. All references to the Master Repurchase Agreement in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Master Repurchase Agreement as amended hereby, unless the context expressly requires otherwise.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BUYER:

MORGAN STANLEY BANK, N.A., a national banking association

By:	/s/ Anthony Preisano
Name:	Anthony Preisano
Title	Executive Director

[Signature Page to Second Amendment to Master Repurchase and Securities Contract Agreement – MS/Ares]

SELLER:

ACRC LENDER MS LLC, a Delaware limited liability company

By:	/s/ John B. Gerber
Name:	John B. Gerber
Title	Vice President
[Signature Page to Second Amendment to Master Repurchase and Securities Contract Agreement – MS/Ares]